Exhibit 99.1

DayStar Technologies Announces 2008 Fourth Quarter and Year End Financial Results

Santa Clara, CA, March 16, 2009 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its fourth quarter and full year ended December 31, 2008.

Net loss for the fourth quarter of 2008 was $7.8 million or $0.23 per share, compared with a net loss of $8.0 million or $0.29 per share in the fourth quarter of 2007. Net loss for the full year ended December 31, 2008 was $26.3 million or $0.79 per share, compared with a net loss of $36.1 million or $2.09 per share in 2007. The lower net loss reflects a significant reduction in non-recurring, non-cash expenses, primarily related to the restructuring of a convertible note and other changes in business strategy in 2007. This reduction in non-cash expenses was partially offset by increased operating expenses incurred during 2008 for CIGS-on-glass module and manufacturing process development. The per share losses were calculated on the weighted average common shares outstanding of 33.4 and 33.2 million for the fourth quarter and year ended December 31, 2008, respectively, compared with 27.5 and 17.3 million for the fourth quarter and year ended December 31, 2007, respectively, reflecting the sale of shares in connection with Daystar’s follow on public offering in October 2007.

DayStar had cash and cash equivalents of $17.1 million at December 31, 2008, compared with $61.4 million at December 31, 2007. Net property and equipment was $37.1 million at the end of 2008 compared to $9.1 million at the end of 2007, reflecting DayStar’s investment in equipment and improvements during 2008. As of December 31, 2008, DayStar had total liabilities of $11.4 million, and total stockholders’ equity was $43.5 million.

Conference Call

DayStar will hold its year end conference call today, Monday, March 16, 2009, at 2 pm Pacific time. To listen to the call, dial (412) 858-4600 approximately 10 minutes prior to the start of the call. The pass code is DayStar. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (412) 317-0088. The pass code is 428596.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Contact:

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
Chief Financial Officer	Vice President – Corporate Development
408/582.7100	408/907.4633
investor@daystartech.com	investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$17,120,401	$61,365,559
Other current assets	543,357	666,511

Total current assets	17,663,758	62,032,070

Property and Equipment, at cost	46,022,825	14,911,021
Less accumulated depreciation and amortization	(8,942,105)	(5,774,823)

Net property and equipment	37,080,720	9,136,198

Other Assets:
Other assets	204,108	72,427

Total Assets	$54,948,586	$71,240,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$7,554,814	$2,620,635
Notes and capital leases payable, current portion	171,983	174,996
Deferred rent, current portion	175,212	—
Deferred revenue and gain	420,000	2,333

Total current liabilities	8,322,009	2,797,964
Long-Term Liabilities:
Notes and capital leases payable	—	171,983
Deferred revenue	—	420,000
Deferred rent	2,951,557	—
Stock warrants	125,481	2,771,090

Total long-term liabilities	3,077,038	3,363,073
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 33,438,862 and 32,621,262 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	334,389	326,213
Additional paid-in capital	140,179,025	135,387,049
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(86,818,484)	(60,488,213)

Total stockholders’ equity	43,549,539	65,079,658

Total Liabilities and Stockholders’ Equity	$54,948,586	$71,240,695

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	(Unaudited) For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
Revenue:
Research and development contract revenue	$—	$60,000	$—	$60,000

Total revenue	—	60,000	—	60,000
Costs and Expenses:
Research and development	5,687,197	3,260,965	17,678,212	10,420,541
Selling, general and administrative	2,057,746	2,589,295	8,864,142	6,875,610
Restructuring	—	1,084,776	—	2,840,996
Depreciation and amortization	934,832	786,067	3,242,504	3,013,149

Total costs and expenses	8,679,775	7,721,103	29,784,858	23,150,296
Other Income (Expense):
Other income	132,244	437,211	848,409	566,533
Interest expense	(7,392)	(272,530)	(39,431)	(523,355)
Amortization of note discount and financing costs	—	(13,826)	—	(4,176,138)
Gain (loss) on derivative liabilities	730,827	(522,843)	2,645,609	(2,828,136)
Loss on extinguishment of debt	—	—	—	(6,091,469)

Total other income (expense)	855,679	(371,988)	3,454,587	(13,052,565)

Net Loss	$(7,824,096)	$(8,033,091)	$(26,330,271)	$(36,142,861)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,438,862	27,462,346	33,164,993	17,302,763

Net Loss Per Share (Basic and Diluted)	$(0.23)	$(0.29)	$(0.79)	$(2.09)